ITEM 77Q1:  Exhibits

(a)(1) Articles of Amendment dated March 30, 2005, to designate eight hundred million shares of stock of the stock as shares of "Adviser Class." - Filed herein.
(e)(1) Amended and Restated Expense Limitation Agreement dated April 1,
2005 between ING Investments, LLC and ING Variable Portfolios, Inc regarding ING VP Global Science and Technology Portfolio, ING VP Growth Portfolio, ING VP Index Plus LargeCap Portfolio, ING VP Index Plus MidCap Portfolio, ING VP Index Plus SmallCap Portfolio, ING VP International Equity Portfolio, ING VP Small Company Portfolio and ING VP Value Opportunity Portfolio- Filed herein.